Exhibit 10.3
FIRST AMENDMENT TO THIRD AMENDED
AND RESTATED CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated December 22, 2009, is entered into by and among SAIA, INC., a Delaware corporation (the “Borrower”), the undersigned Banks, and BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS:
     A. The Borrower, the Banks, Bank of Oklahoma, National Association, as Lead Arranger and as Administrative Agent and Collateral Agent, Bank of America, N.A., as successor by merger to LaSalle Bank National Association, as Syndication Agent, and U.S. Bank National Association, as Documentation Agent, are parties to that certain Third Amended and Restated Credit Agreement dated June 26, 2009 (the “Credit Agreement”). Capitalized terms used in this Amendment that are not otherwise defined herein have the respective meanings assigned to them in the Credit Agreement.
     B. The Borrower has requested that certain provisions of the Credit Agreement be amended upon consummation of a Successful Stock Offering (as defined in Paragraph 2.G below).
     C. The undersigned Banks have agreed to such request, subject to the terms and conditions set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby amend the Credit Agreement, effective as of consummation of a Successful Stock Offering, as follows:
1. REVOLVING CREDIT COMMITMENT. The Revolving Credit Commitment shall be permanently reduced from $160,000,000 to $120,000,000. Accordingly, (i) the reference to “$160,000,000” appearing in the definition of “Revolving Credit Commitment” in Section 1.1.113 of the Credit Agreement is hereby replaced with a reference to “$120,000,000,” and (ii) in order to proportionately reduce each Bank’s Commitment to correspond with the reduction in the Revolving Credit Commitment, each Bank’s Commitment is hereby reduced to the amount set forth on Schedule I attached hereto.
2. AMENDMENTS TO DEFINITIONS APPEARING IN SECTION 1.1 OF THE CREDIT AGREEMENT. The following changes are made to the definitions appearing in Section 1 of the Credit Agreement (and such defined terms shall also have the same meanings when used in this Amendment):
     A. The definition of “Adjusted Covenant Period” appearing at Section 1.1.6 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

     1.1.6. “Adjusted Covenant Period” means the period commencing on the Effective Date and ending on March 31, 2011 (or such later date as the Borrower and the Majority Banks may mutually establish).
     B. The definition of “EBITDAR” appearing at Section 1.1.42 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     1.1.42 “EBITDAR” means, for any period, the sum of Net Income plus, to the extent deducted in the determination of Net Income, (i) all provisions for federal, state and other income tax of the Borrower and its Subsidiaries, (ii) Interest Expense, (iii) provisions for depreciation and amortization, and (iv) Rental Expense, excluding (a) any gains or losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets), (b) any gains resulting from the write-up of assets, (c) any earnings of any Person acquired by the Borrower or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of Acquisition, (d) any deferred credit representing the excess of equity in any such Subsidiary at the date of Acquisition over the cost of the investment in such Subsidiary, (e) any gains or losses from the acquisition of securities or the retirement or extinguishment of Indebtedness, (f) any gains on collections from the proceeds of insurance policies or settlements, (g) any restoration to income of any Contingency Reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (h) any income, gain or loss during such period from any discontinued operations or the disposition thereof, from any extraordinary items or from any prior period adjustments, and (i) any interest of the Borrower or any Subsidiary in the undistributed earnings (but not losses) of any Person which is not a Subsidiary of the Borrower, which in the aggregate will be deducted only to the extent they are positive, adjusted for minority interests in Subsidiaries. Furthermore, for all periods ending on or before March 31, 2011, EBITDAR shall also include (and shall be increased by the amount of) the net proceeds of a Successful Stock Offering.
     C. The definition of “Excess Cash on Hand” appearing at Section 1.1.49 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     1.1.49 “Excess Cash on Hand” means, as of any date, the amount (but only if a positive number) by which total cash and cash equivalents (except for cash and cash equivalents encumbered by Liens or restrictions in favor of Persons other than the Collateral Agent) of the Borrower and its Subsidiaries on hand on such date exceeds the sum of the following:
(i)	$5,000,000; plus

(ii)	the total principal amount of all Loans outstanding hereunder on such date; plus

(iii)	for purposes of any financial ratios used in this Agreement for which “Excess Cash on Hand” is a component in the calculation thereof during the Adjusted Covenant Period (but not for purposes of calculating the Available Borrowing Base during the Adjusted Covenant Period), the total amount received by the Borrower in cash as net proceeds from a Successful Stock Offering.
     D. The definition of “Maintenance Capital Expenditures” appearing at Section 1.1.72 of the Credit Agreement shall be deleted in its entirety and in its place, Section 1.1.72 shall now read “[INTENTIONALLY OMITTED].”
     E. The definition of “Net Cash Flow” appearing at Section 1.1.79 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     1.1.79 “Net Cash Flow” means Adjusted EBITDAR less the sum of Rental Expense, cash taxes, Unfinanced Capital Expenditures, distributions (to the extent payment of such distributions was consented to by the Majority Banks), and treasury stock purchases (to the extent permitted by Section 7.13(b)).
     F. The definition of “Total Debt Service” appearing at Section 1.1.133 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     1.1.133. “Total Debt Service” means for any period means the sum of (i) Interest Expense, (ii) scheduled principal payments on long-term debt (whether or not scheduled principal payments are prepaid), and (iii) Capital Lease payments.
     G. A new definition of “Successful Stock Offering” shall be added to the Credit Agreement at Section 1.1.141 reading as follows:
     “Successful Stock Offering” means the closing and settlement of funds on or before February 16, 2010, of an offering of common stock of the Borrower resulting in cash proceeds to the Borrower (net of placement agent fees) in excess of $25,000,000. All references to the net proceeds of a Successful Stock Offering shall mean the total issuance proceeds, net of placement agent fees only.
     H. A new definition of “Unfinanced Capital Expenditures” shall be added to the Credit Agreement at Section 1.1.142 reading as follows:
     “Unfinanced Capital Expenditures” means Capital Expenditures by the Borrower and its Subsidiaries during a particular period of determination financed with funds other than funds financed through Revolving Credit Loans or with the proceeds of a Successful Stock Offering.

3. FINANCIAL COVENANT AMENDMENTS.
     A. Section 6.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     6.1 Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2009, for the four fiscal quarters then ended, to be less than the minimum required Fixed Charge Coverage Ratio set forth below.

Minimum Required Fixed Charge
Period	Coverage Ratio
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	1.00 to 1.00
June 30, 2011 and thereafter	1.10 to 1.00
     B. Section 6.2 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     6.2 Leverage Ratio. The Borrower will not permit the Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2009, to be greater than the maximum permitted Leverage Ratio set forth below.

Maximum Permitted Leverage
Calculation Date	Ratio
December 31, 2009, March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010 and March 31, 2011	4.25 to 1.00
June 30, 2011 and thereafter	3.25 to 1.00
     C. Section 6.3 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     6.3 Adjusted Leverage Ratio. The Borrower will not permit the Adjusted Leverage Ratio, determined as of the last day of each fiscal quarter beginning with the fiscal quarter ending December 31, 2009, to be greater than the maximum permitted Adjusted Leverage Ratio set forth below.

Maximum Permitted Adjusted
Calculation Date	Leverage Ratio
December 31, 2009, March 31, 2010 and June 30, 2010	4.75 to 1.00

Maximum Permitted Adjusted
Calculation Date	Leverage Ratio
September 30, 2010, December 31, 2010 and March 31, 2011	5.00 to 1.00
June 30, 2011 and thereafter	3.75 to 1.00
     D. A new Section 6.6 shall be added to the Credit Agreement reading as follows:
     6.6 Rental Expense. The Borrower shall not allow aggregate Rental Expense, determined as of the last day of each fiscal quarter for the twelve months then ending, beginning with the fiscal quarter ending December 31, 2009, and continuing through March 31, 2011, to exceed $19,000,000.
4. OTHER AMENDMENTS TO CREDIT AGREEMENT.
     A. Section 5.2.3 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     5.2.3 The Borrower will permit the Administrative Agent, through its authorized agents and representatives (who need not be employees of the Administrative Agent), to conduct periodic field audits of the Borrower and its Subsidiaries and to review its operations, books and records, credit policies, charge-off policies, collection procedures, methodology for eligibility calculations, and other matters relating to the value and maintenance of the Eligible Accounts and the Borrower’s financial reporting. Field audits will be conducted semi-annually. Additional field audits may be conducted at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with each field audit; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than two field audits per year.
     B. Section 5.2.4 of the Credit Agreement shall be amended and restated in its entirety to read as follows:
     5.2.4 The Borrower will permit the Administrative Agent to order and obtain desktop appraisals of the Borrower’s Rolling Stock (meaning appraisals of limited scope whereby the appraiser estimates the value of the Rolling Stock from his or her desk based on a current listing supplied to him or her, but without conducting a physical inspection of the Rolling Stock). Each desk-top appraisal shall be conducted by a qualified appraiser selected by the Administrative Agent and shall set forth the appraiser’s estimate of the Net Orderly Liquidation Value of the Borrower’s Rolling Stock. Desktop appraisals will be obtained semi-annually. Additional desktop appraisals may be conducted at any time in the Administrative Agent’s reasonable exercise of its sole discretion. The Borrower will pay all reasonable costs and expenses actually incurred by the Administrative Agent in connection with each desktop appraisal; provided, however, that prior to the occurrence of any Default or Matured Default, the Borrower shall not be required to pay the costs of more than two desktop appraisals per year.
5. AMENDMENT FEE. On the date of consummation of a Successful Stock Offering, the Borrower shall pay an amendment fee to each Bank that is a party to this Amendment in an amount equal to 0.25% (25 basis point) of such Bank’s reduced Commitment as set forth on Schedule I hereto.
6. CONDITIONS PRECEDENT; POST-CLOSING CONDITIONS.
     A. This Amendment shall not become effective, or legally binding on the parties to the Credit Agreement, and neither the Borrower not the Banks shall have any rights under this Amendment, until (i) the Borrower shall have entered into definitive stock purchase agreements for the issuance and sale of shares of its common stock which upon consummation would result in net proceeds to the Borrower of more than $25,000,000 in the aggregate, and (ii) the Administrative Agent shall have received each of the following documents:
     (a) a counterpart of this Amendment, duly executed by the Majority Banks, the Borrower and SMF; and
     (b) a copy of that certain “First Amendment to Amended and Restated Master Shelf Agreement” dated as of the date hereof and in the form annexed hereto (the “Prudential Amendment”), duly executed by the Borrower, SMF and Prudential.
Notwithstanding the foregoing, it is expressly understood and agreed that the modifications to the Credit Agreement set forth in Paragraphs 1, 2, 3 and 4 hereof shall become effective upon, and only upon, (i) consummation of a Successful Stock Offering and (ii) payment of the amendment fees set forth in Paragraph 5 hereof.
     B. Not later than 15 days after the execution and delivery of this Amendment, the Borrower shall deliver to the Administrative Agent copies of the definitive stock purchase agreements for the issuance and sale of shares of its common stock resulting in aggregate net proceeds to the Borrower of more than $25,000,000.
     C. Not later than 15 days after consummation of a Successful Stock Offering, the Borrower shall (i) prepay the principal and interest installments that would otherwise be due and payable during 2010 on the Prudential Term Notes in the aggregate sum of $24,498,125, and (ii) pay to the Administrative Agent the sum of $2,000,000, for the pro-rata benefit of all Banks, in partial prepayment of and for application to the Letter of Credit fees that would otherwise be due and payable during 2010 under Section 2.2.4 of the Credit Agreement (it being understood that any remaining fees due under Section 2.2.4 of the Credit Agreement for 2010 will be paid during the fourth quarter of 2010).

7. REPRESENTATIONS AND WARRANTIES.
     A. The Borrower confirms that all representations and warranties made by it in the Credit Agreement are true and correct in all material respects and will be true and correct upon consummation of a Successful Stock Offering, and all of such representations and warranties are hereby remade and restated on the date hereof and on the date of consummation of a Successful Stock Offering and shall survive the execution and delivery of this Amendment and consummation of a Successful Stock Offering.
     B. The Borrower further represents and warrants that:
     (i) The Borrower is duly authorized and empowered to execute, deliver and perform this Amendment and the Credit Agreement (as amended by this Amendment), and all action necessary for such execution, delivery and performance has been duly and validly taken;
     (ii) This Amendment and the Credit Agreement (as amended by this Amendment) are valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms (subject to any applicable bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally);
     (iii) The execution, delivery and performance by the Borrower of this Amendment do not and will not (a) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any of its charter or by-laws, or any material agreement to which it is a party or by which it is bound, or any judgment, decree, order, writ, injunction, or law to which it is subject, (b) result in the creation or imposition of any Lien on any Property of Borrower or any of its Subsidiaries pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement other than the Liens in favor of the Collateral Agent created by the Collateral Documents, or (c) require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any governmental authority, or, to the extent that any such consent or other action may be required, it has been validly procured or duly taken; and
     (iv) All financial statements, balance sheets, income statements and financial data which have been or are hereafter furnished to the Administrative Agent by the Borrower do, and as to subsequent financial statements will, fairly represent Borrower’s financial condition as of the dates for which the same are furnished, and will be complete insofar as completeness may be necessary to give the Administrative Agent a true and accurate knowledge of the subject matter. Since the date of the last such financial statements or other financial data provided to the Administrative Agent, no material adverse change has occurred in the operations or condition, financial or otherwise, of, nor, has the Borrower incurred, any material liabilities or made any material investment or guarantees, direct or contingent, in any single case or in the aggregate, which has not been disclosed to the Administrative Agent.

8. REAFFIRMATION OF GUARANTY. SMF hereby ratifies, confirms, and acknowledges that its obligations under the Restated Guaranty Agreement dated as of June 26, 2009 (the “Guaranty”), are in full force and effect and that SMF continues to unconditionally and irrevocably, jointly and severally, guarantee the full and punctual payment, when due, whether at stated maturity or earlier by acceleration or otherwise, all of the Obligations. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of SMF under the Guaranty. SMF hereby acknowledges that its execution and delivery of this Amendment does not indicate or establish an approval or consent requirement by SMF in connection with the execution and delivery of amendments to the Credit Agreement or any of the other Loan Documents.
9. CONSENT TO PRUDENTIAL AMENDMENT. The Administrative Agent and the undersigned Banks hereby (i) acknowledge and consent to the execution, delivery and performance by the Borrower and SMF of the Prudential Amendment, and (ii) acknowledge and consent, notwithstanding anything contained in the Credit Agreement or the Intercreditor Agreement to the contrary, to the Borrower’s prepaying the principal and interest installments that would otherwise be due and payable during 2010 on the Prudential Term Notes in the aggregate sum of $24,498,125.
10. MISCELLANEOUS.
     A. From and after the date of the consummation of a Successful Stock Offering, all references to the Credit Agreement shall mean the Credit Agreement as modified by this Amendment. The Credit Agreement, as amended, modified and supplemented by this Amendment upon the consummation of a Successful Stock Offering, shall continue in full force and effect in accordance with its terms and is hereby reaffirmed in every respect. To the extent that the terms of this Amendment are inconsistent with the terms of the Credit Agreement, this Amendment shall control and the Credit Agreement shall be amended, modified or supplemented so as to give full effect to the transactions contemplated by this Amendment.
     B. The form of Officer’s Certificate annexed to this Amendment is hereby substituted for Exhibit E to the Credit Agreement.
     C. The descriptive headings of the several paragraphs of this Amendment are inserted for convenience only and shall not be used in the construction of the content of this Amendment.
     D. The Borrower agrees to pay all reasonable out-of-pocket expenses, including, without limitation, attorney’s fees and expenses, incurred by the Administrative Agent in connection with the negotiation and preparation of this Amendment (whether or not a Successful Stock Offering is consummated).
     E. This Amendment shall be construed in accordance with the laws of the State of Oklahoma.

     F. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original hereof and all of which shall be but one and the same original instrument. Transmission by facsimile or portable electronic format (pdf) of an executed counterpart of this Amendment by any party shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile or pdf shall be deemed to be an original counterpart of this Amendment.
     G. This Amendment shall not establish a course of dealing or be construed as evidence of any willingness or commitment on the part of the Administrative Agent or of any Bank to agree to other or future amendments to or modifications of the Credit Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.
SIGNATURES APPEAR ON FOLLOWING PAGES.]

     IN WITNESS WHEREOF, the Borrower and the undersigned Banks have caused this Amendment to be duly executed in multiple counterparts, each of which shall be considered an original, on the date first set forth above.

Borrower:	SAIA, INC.
	By:	/s/ James A. Darby
James A. Darby,
Vice President — Finance Chief Financial Officer and Secretary

Guarantor:	SAIA MOTOR FREIGHT LINE, LLC
	By:	/s/ James A. Darby
		Name:	James A. Darby
		Title:	Vice President — Finance Chief Financial Officer and Secretary

Signature Page to First Amendment to Third
Amended and Restated Credit Agreement

BANK OF OKLAHOMA, NATIONAL ASSOCIATION, as a Bank and as Administrative Agent
By:	/s/ Daniel A. Hughes
Daniel A. Hughes, Senior Vice President

Signature Page to First Amendment to Third
Amended and Restated Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Edward B. Hanson
	Name:	Edward B. Hanson
	Title:	Assistant Vice President

Signature Page to First Amendment to Third
Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Robert P. Carswell
Robert P. Carswell, Senior Underwriter

Signature Page to First Amendment to Third
Amended and Restated Credit Agreement

SUNTRUST BANK
By	/s/ Tesha Winslow
Tesha Winslow, Portfolio Manager

Signature Page to First Amendment to Third
Amended and Restated Credit Agreement

Schedule I
BANKS’ COMMITMENTS

BANK	COMMITMENT
BANK OF OKLAHOMA, NATIONAL ASSOCIATION	$26,250,000
U.S. BANK NATIONAL ASSOCIATION	$26,250,000
JPMORGAN CHASE BANK, N.A.	$17,250,000
BANK OF AMERICA, N.A.	$26,250,000
SUNTRUST BANK	$24,000,000